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                                                                     EXHIBIT 2.1

                                               STRICTLY PRIVATE AND CONFIDENTIAL

                        SHARE SALE AND PURCHASE AGREEMENT

This Share Sale and Purchase Agreement (the "AGREEMENT") is entered into this 12th day of October 2004, between

    LUNDIN PETROLEUM B.V.;          a company incorporated and existing under
                                    the laws of The Netherlands, with its
                                    registered office at Amaliastraat 3 - 5,
                                    2514 JC, The Hague, The Netherlands
                                    (the "SELLER");

    and

    ENDEAVOUR ENERGY NORGE AS;      a company incorporated and existing under
                                    the laws of Norway,with its registered
                                    office at Kongsgardbakken 1, P.O. Box 711
                                    Sentrum, 4003 Stavanger, Norway
                                    (the "BUYER").

WHEREAS

(a) The Seller owns the Shares in OER oil AS (the "COMPANY"), which is engaged in the business of producing oil and gas from offshore fields on the Norwegian Continental Shelf as partner and/or operator;

(b) The Buyer is the Norwegian subsidiary of Endeavour International Corporation, an international oil and gas exploration and production company listed on the American Stock Exchange under the ticker code "END" and primarily focused on the acquisition, exploration and development of energy reserves in the North Sea sectors of the United Kingdom and Norway; and

(c) The Seller wishes to sell and the Buyer wishes to purchase the Shares in the Company that the Seller owns as of the Agreement Date for the consideration and upon the terms and subject to the conditions set out in this Agreement.

NOW THEREFORE the Parties agree as follows:

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1     DEFINITIONS

The terms defined in this SECTION 1, whenever used in this Agreement, shall have the following meanings for all purposes of this Agreement:

AGREEMENT;               means this agreement including the appendices hereto
                         (which shall be deemed incorporated in this agreement and made part hereof).

AGREEMENT DATE;          means 12 October 2004 which is the date when both of
                         the Parties and Endeavour International Corporation have duly entered into and signed this Agreement.

BUSINESS DAY;            means a day other than a Saturday or Sunday or
                         statutory holiday on which banks are generally open for business in Oslo and The Hague.

BUYER; means Endeavour Energy Norge AS, a limited liability company incorporated under the laws of Norway with organisation number 987 043 091.

CLOSING;                 shall have the meaning as set forth in section 4.1.

CLOSING DATE;            means the date when the Parties agree to complete the
                         transfer of the Shares and the Purchase Price as described herein to take place as soon as possible after the conditions as set out in section 4.2 are satisfied as described in section 4, provided, however, that the Closing Date shall not in any event be later than 10 December 2004, unless extended according to section 4.6 herein.

COMPANY; means OER oil AS, a private limited liability company incorporated under the laws of Norway with organisation number 934 651 758.

CONDITIONAL AGREEMENT;   means the Conditional Sale and Purchase Agreement
                         dated 7 August 2004 between the Seller and the other shareholders and optionholders of the Company as defined therein.

LICENCE INTERESTS;       means the Company's participating interests
                         (expressed as a specific percentage in APPENDIX 2) in the petroleum production licences and unit operating agreements on the Norwegian continental shelf granted by the Norwegian authorities, all as listed in APPENDIX
                         2.

PARTIES;                 means collectively the Seller and the Buyer.

PARTY;                   means either the Seller or the Buyer.

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PURCHASE PRICE;   means the full and total agreed consideration that the
                  Buyer shall pay to the Seller for the acquisition of the Shares amounting to NOK 172,500,000 (one hundred and seventy two million five hundred thousand Norwegian kroner).

SELLER; means Lundin Petroleum B.V., a limited liability company incorporated under the laws of the Netherlands with organisation number BV: 1216140.

SHARES; means all of the 4,089,263 shares that the Seller owns in the Company on the Agreement Date.

2     SALE AND PURCHASE

2.1 Subject to the terms and conditions on the Closing as described in section 4 herein, the Seller hereby agrees to sell to the Buyer and the Buyer hereby agrees to purchase from the Seller the Shares.

2.2 The Shares shall be transferred from the Seller to the Buyer free of any charge or encumbrances simultaneously with the Buyer's transfer of the Purchase Price to the Seller on the Closing Date as described in section 4.

2.3 The Seller has all shareholder rights attached to the Shares until the Buyer is registered in the Company's shareholder register as the rightful owner of the Shares on the Closing Date.

3     PURCHASE PRICE AND MANNER OF PAYMENT

3.1 The full and total Purchase Price that the Buyer shall pay to the Seller is NOK 172,500,000 (one hundred and seventy two million five hundred thousand Norwegian kroner).

3.2 The Buyer shall pay the Purchase Price to the Seller in cash in Norwegian Kroner (NOK).

4     CONDITIONS PRECEDENT TO CLOSING - CLOSING

4.1 The completion of the acquisition of the Shares described herein (the "Closing"), in which the Seller transfers the Shares to the Buyer and the Buyer transfers the Purchase Price to the Seller, the transfer of the Shares and the transfer of the Purchase Price to take place simultaneously, shall take place on the Closing Date, provided that the conditions mentioned in section 4.2.1 and section 4.2.2 have been satisfied on reasonably satisfactory terms and conditions according to the reasonable opinion of each of the Parties, or waived according to a written agreement between the Parties, and provided that the conditions mentioned in section 4.2.3 and section 4.2.4 have

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      been satisfied on reasonably satisfactory terms and conditions according to the reasonable opinion of the Seller or waived by the Seller.

4.2 The respective obligations of the Seller to transfer the Shares to the Buyer and the Buyer to transfer the Purchase Price to the Seller shall be subject to the satisfaction of the following conditions prior to 29 November 2004 at 17:00 Norwegian time, unless this time limit is extended according to section 4.6 below:

      4.2.1 the Parties' receipt of final written approval by the Norwegian Ministry of Petroleum and Energy according to section 10-12 of the Norwegian Petroleum Act regarding the transaction contemplated herein, that inter alia results in the approval of the Buyer as the controlling shareholder of the Company and the termination of the parent company guarantee of Lundin Petroleum AB that Lundin Petroleum AB has granted to the Ministry of Petroleum and Energy in favour of the Company;

      4.2.2 the Parties' receipt of final written approval by the Norwegian Ministry of Finance according to section 10 of the Norwegian Petroleum Tax Act regarding the transaction contemplated herein;

      4.2.3 the Seller's receipt of final written confirmation from Handelsbanken that the guarantee of Lundin Petroleum AB under the Surety Agreement dated 20 January 2004, that Lundin Petroleum AB has granted to Handelsbanken for up to NOK 50,000,000 in favour of the Company, has been terminated/released in full without any payment or other obligations being required by Lundin Petroleum AB or the Seller; and

      4.2.4 the full repayment of all amounts owing by the Company to the Seller under the Convertible Loan Agreement dated 25 November 2003, being NOK 30,000,000 as of the Agreement Date, and the termination of such agreement without any payment or other obligations being required by the Seller.

4.3 The Buyer and the Seller shall cooperate and use all reasonable efforts to satisfy the conditions mentioned in section 4.2. Each Party shall promptly notify the other Party of any circumstance that may affect the fulfilment of the conditions mentioned in section 4.2.

4.4 If the conditions mentioned in section 4.2 have not been satisfied by 29 November 2004 at 17:00 Norwegian time, or by the extended time limit according to section 4.6 below if applicable, on the terms and conditions according to section 4.1 and section 4.2, or waived as mentioned in section 4.1, each of the Parties has the right to terminate this Agreement with immediate and automatic effect by notifying the other Party in writing, without the Parties having any rights or obligations against each other. The Buyer is aware of the Seller's right according to the Conditional Agreement to acquire all the minority shareholders' shares in the Company and the optionholders' options to acquire 55,000 shares in the Company on 30 November 2004 as specified therein.

4.5 If the conditions mentioned in section 4.2 have been satisfied prior to 29 November 2004 at 17:00 Norwegian time, or prior to the extended time limit according to section

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      4.6 below if applicable, on the terms and conditions according to section
      4.1 and section 4.2, or waived as mentioned in section 4.1, the Parties shall close and complete the transfer of Shares as described in this Agreement on the Closing Date by;

      4.5.1 the Seller shall, subject to the Buyer fulfilling its obligations in section 4.5.2;

            4.5.1.1 transfer the Shares to the Buyer's share account in the
                    Norwegian Central Security Depository by issuing a notification of transfer of the Shares, duly issued and signed by the Seller, to the Company's board of directors and the Seller's account manager, with a copy of the transfer notification to the Buyer; and

            4.5.1.2 deliver such other documents and instruments required by any other provision contained in this Agreement and which the Buyer reasonably shall deem necessary to consummate the transaction contemplated hereby; and

      4.5.2 the Buyer shall on the Closing Date;

            4.5.2.1 transfer the Purchase Price to the Seller's bank account
                    (specified by the Seller at least five Business Days prior to the Closing Date) in immediate available funds; and

            4.5.2.2 deliver such other documents and instruments required by any other provision contained in this Agreement and which the Seller reasonably shall deem necessary to consummate the transaction contemplated hereby.

4.6 After the Agreement Date the Seller shall make a written proposal to the minority shareholders and optionholders, as defined in the Conditional Agreement, that such shareholders and optionholders shall agree to extend the time limits of obtaining the approvals (and the corresponding lock-up period described in section 3.2 of the Conditional Agreement) and the Seller's right to acquire their shares and options as specified therein in section 2.8.1, the one time limit to be extended from 29 November 2004 at 17:00 Norwegian time to Thursday 23 December 2004 at 17:00 Norwegian time, and the other time limit to be extended from 30 November 2004 to Friday 24 December 2004. All other terms and conditions of the Conditional Agreement shall remain unaffected, unless otherwise waived by the Seller. If all such shareholders and optionholders agree to such extension of both of these time limits in writing by 15 November 2004, the conditions as mentioned in section 4.2 herein shall be satisfied as described herein by 23 December 2004 at 17:00 Norwegian time, and the Closing Date shall not in any event be later than 31 December 2004.

4.7 Any amount payable under this Agreement which is not paid on the date on which it is due to be paid will bear interest at the rate of 3 month NIBOR as published in the newspaper "Dagens Naeringsliv" on the settlement day plus 3.5 % per annum from the due date up to the date on which the amount is settled in full.

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5     REPRESENTATIONS AND WARRANTIES

5.1 The Seller's representations and warranties to the Buyer are listed in APPENDIX 1 to this Agreement.

5.2 The Buyer hereby represents and warrants to the Seller that the Buyer is duly organised and validly existing under the applicable laws, that the execution and performance of this Agreement has been duly authorised in accordance with applicable laws and all relevant governing corporate documents, and this Agreement has been duly executed and delivered and is a valid, binding and enforceable obligation of it.

6     COVENANTS OF THE SELLER AND BUYER

6.1 From 1 July 2004 and until the Closing Date the Seller undertakes, as far as it is in the Seller's power, to;

      6.1.1 not transfer, pledge or otherwise encumber any of the Shares; and

      6.1.2 not approve any significant liability to be incurred by the Company unless in the ordinary course of business; and

      6.1.3 not approve any increase or decrease or any other changes of the share capital of the Company (except for the issue of 55,000 shares of the Company according to the exercise of the employee stock options at an average strike price of NOK 6.31 per share); and

      6.1.4 not approve the distribution by the Company of dividends to the Company's shareholders or the making of any significant payment outside the ordinary course of business of the Company to any third party (except for the repayment of the debt that the Company owes to the Seller as mentioned in section 4.2.4 herein and except for any payment to Lambert Energy according to the agreement between Lambert Energy and the Company as of August 2004).

6.2 From the date of this Agreement and until the Closing Date the Buyer undertakes to;

      6.2.1 as soon as practically possible after the Agreement Date notify the transaction to the Norwegian Ministry of Petroleum and Energy and to the Ministry of Finance according to Norwegian law in order to request the approvals described in section 4.2.1 and section 4.2.2.

7     CALCULATION OF DAMAGES - GUARANTEE - TAX ADJUSTMENT

7.1 Any claim and/or damage regarding this Agreement, including but not limited to any breach of the representations and/or warranties included herein, shall be calculated (i) net of tax if and to the extent tax is applicable and (ii) net of any insurance proceeds received, and shall be included only if such claims and/or damages represent collectively an amount exceeding NOK 500,000.

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7.2   Subject to the following sentence and section 7.5, the maximum liability a
      Party has according to this Agreement, including but not limited to any breach of the representations and/or warranties included herein, is NOK 30,000,000 in total. The maximum liability the Seller has according to section 2.2 of this Agreement, section 1.5 "Title to Shares" and section
      3.2 "Licence Interests Documents" in APPENDIX 1 is NOK 172,500,000.

7.3 No claim(s) and/or action(s) may be brought by one Party against the other Party regarding this Agreement, including but not limited to any alleged breach of the representations and/or warranties included herein, after 31 December 2005, except as provided in section 7.5.

7.4 In consideration for the Seller agreeing to enter into this Agreement with the Buyer, Endeavour International Corporation hereby unconditionally and irrevocably guarantees to the Seller all of the Buyer's (i) obligations according to this Agreement and (ii) liability regarding this Agreement, including but not limited to the Buyer's obligation to pay the Purchase Price and any liability for the Buyer's breach of any representation and/or warranty included herein. Endeavour International Corporation hereby represents and warrants to the Seller that Endeavour International Corporation is duly organised and validly existing under the applicable laws, that the execution and performance of this Agreement has been duly authorised in accordance with applicable laws and all relevant governing corporate documents, and this Agreement has been duly executed and delivered and is a valid, binding and enforceable obligation of it.

7.5 The Purchase Price has been agreed on the basis of the provisional tax figures set out in APPENDIX 3 (three page document) which shows the Company's claimed loss carried forward for general tax purposes of NOK 70,230,523 and special tax purposes of NOK 73,065,139 as at 31 December 2003, as well as remaining tax depreciation basis of NOK 27,861,424, unused uplift of NOK 1,851,192 and future unused uplift of NOK 8,358,427 as at the same date (together referred to as the "Tax Balances") of the Company.

      In the event that the Tax Balances are reduced when the actual figures are determined by the Oil Taxation Board in an assessment of the Company, the Seller shall repay to the Buyer as a reduction of the Purchase Price 75.88 % of the reduction in the Tax Balances multiplied with the relevant tax rate applicable as of 31 December 2003. In the event that the Tax Balances are higher when the actual figures are determined by the Oil Taxation Board in an assessment of the Company, the Buyer shall pay to the Seller
      75.88 % of such surplus in the Tax Balances multiplied with the relevant tax rate applicable as of 31 December 2003.

      The Seller's payment under this section 7.5 shall take place within 7 Business Days after the Buyer has notified the Seller that the Tax Balances are finally determined by the Oil Taxation Board. The Buyer's payment under this section 7.5 shall take place within 7 Business Days after the Tax Balances are finally determined by the Oil Taxation Board.

      In the event that the Tax Balances are reduced when the actual figures are determined by the Oil Taxation Board in an assessment of the Company, the Buyer shall undertake that the Company will make claim against Aker Maritime Finance AS to the extent the

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      Company is entitled to do so according to the agreement dated 7 November
      2003 between Aker Maritime Finance AS and the Company. 75.88 % of any payment made by Aker Maritime Finance AS according to that agreement shall immediately be forwarded to the Seller. If the Company fails to recover funds due to its failure to comply with the terms of that agreement, the Buyer shall immediately pay to the Seller 75.88 % of the amount that Aker Maritime Finance AS would have been obliged to pay to the Company according to that agreement, less 75.88 % of the costs the Company has incurred for recovery of such amount.

      The Buyer shall use its reasonable endeavours to dispute any reduction in the Tax Balances through appeals on the assessment. The Buyer shall provide the Seller with copies of all of the Company's tax assessments (and material correspondence relating to changes in the Tax Balances) for tax periods up to 31 December 2003, within a reasonable time given the circumstances. To the extent that it is within its powers as a shareholder in the Company, the Buyer shall ensure that the Company does not make any amendment to its tax returns for the years 2002 and 2003, if the effect of such amendment is to increase the Seller's liability or decrease the Seller's entitlements, as the case may be, under this section 7.5, without the Seller's prior written approval, unless such amendment is required by law, is necessitated by previously made factual errors or is initiated by the tax authorities.

      Any right to adjust the Purchase Price under this section with respect to the Tax Balances shall lapse following the expiry of the statutory limitation of amendments of tax assessments for the Company.

8     ANNOUNCEMENTS

8.1 Subject always to the rules and regulations of any stock exchange or law with which either Party is bound to comply, neither Party shall be entitled to make any announcements without first consulting the other Party.

9     NOTICES

9.1 Notices and other communications under this Agreement shall be deemed to be valid and effective if sent by facsimile or by courier or registered letter to the following addresses of the Parties or to other addresses supplied in writing at a later date:

      If to the Buyer or to Endeavour International Corporation:

      Endeavour Energy Norge AS
      C/O Arntzen de Besche
      Att. Mr. Ole Kirkvaag
      P.O. Box 2734 Solli
      0204 Oslo, Norway

      Fax: +47 23 89 40 01

      With copy to:

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      Endeavour International Corporation
      Mr. H. Don Teague
      Executive Vice President
      Administration and General Counsel
      1001 Fannin Street, Suite 1700
      Houston, Texas 77002, USA

      Fax: +1 713 307 8794

      If to the Seller:

      Lundin Petroleum B.V.
      Att. Managing Director
      Amaliastraat 3 - 5
      2514 JC
      The Hague, The Netherlands

      Fax: +31 70 38 19 354

      With copy to:

      Lundin Petroleum AB
      Mr. Jeffrey Fountain
      Vice President Legal
      6 rue de Rive
      Geneva, Switzerland 1204

      Fax: +41 22 319 6665

9.2 The communications will be considered as having reached the addressee; (i) if sent by facsimile, on the date of dispatch provided that the date of dispatch is a Business Day and that notice was sent during normal business hours at the place of receipt, (ii) if sent by courier, on delivery, and
      (iii) if sent by registered letter, five days after the date of mailing.

10    HEADINGS

10.1 The division of this Agreement into separate articles and the insertion of heading shall not affect the interpretation of this Agreement.

11    AMENDMENTS

11.1 Only those amendments and additions to this Agreement that are made in writing and signed by the Parties shall be valid and binding on the Parties.

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12    ENTIRE AGREEMENT

12.1 This Agreement constitutes the entire agreement between the Parties on all issues to which the Agreement relates. The contents of this Agreement supersede all previous written or oral commitments and undertakings of the Parties.

13    SEVERABILITY

13.1 If any provision of this Agreement or part thereof shall to any extent be or become invalid or unenforceable, the validity of any of the other provisions of this Agreement shall not be adversely affected and the Parties shall agree upon any necessary and reasonable adjustment of the Agreement in order to secure the vital interests of the Parties and the main objectives prevailing at the time of execution of the Agreement. Failing an agreement between the Parties on adjustments of the Agreement, such adjustments shall be made by the arbitrators in accordance with the provisions of Section 14.

14    GOVERNING LAW AND ARBITRATION

14.1 This Agreement shall be construed in accordance with and be governed by the laws of Norway.

14.2 Any dispute in connection with this Agreement shall be exclusively settled by arbitration in accordance with the rules of the Norwegian Civil Procedure Act, Chapter 32, or in accordance with the rules of the Arbitration Act of 14 May 2004 from 1 January 2005 when the latter-mentioned Act replaces the first-mentioned Act, in accordance with Royal Decree of 14 May 2004. The arbitral tribunal shall be composed of three arbitrators. One arbitrator to be appointed by the Buyer, one arbitrator to be appointed by the Seller and the third arbitrator to be appointed by the first two, or failing such appointed by the Chairman of the Oslo City Court. The third arbitrator shall be the Chairman of the arbitral tribunal. The place of arbitration shall be Oslo. The Agreement shall be used in its original language. The arbitral tribunal shall be instructed that the arbitral award should, if possible, be announced not later than six (6) months after any matter has been referred to the arbitral tribunal unless both Parties accepts a deferral.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

FOR AND ON BEHALF OF THE SELLER:                 FOR AND ON BEHALF OF THE BUYER:

LUNDIN PETROLEUM B.V.                            ENDEAVOUR ENERGY NORGE AS

Name:                                            Name:

Title:                                           Title:

Signature:                                       Signature:

FOR AND ON BEHALF OF ENDEAVOUR INTERNATIONAL CORPORATION FOR ITS GUARANTEE ACCORDING TO SECTION 7.4 OF THIS AGREEMENT:

ENDEAVOUR INTERNATIONAL CORPORATION

Name:

Title:

Signature:

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                                 APPENDIX 1 TO SHARE SALE AND PURCHASE AGREEMENT

                            WARRANTIES OF THE SELLER

Where any statement set out below is qualified by the words "to the knowledge of the Seller", or similar expressions, this shall mean the actual knowledge as of the Agreement Date or the Closing Date as applicable of the two board members of the Company appointed by the Seller as of the Agreement Date and the two managing directors of the Seller as of the Agreement Date.

PART 1 WARRANTIES REGARDING THE TRANSACTION

      Organisation of the Seller. The Seller is at the date hereof and at Closing Date duly organised and validly existing under the laws of the jurisdiction of its incorporation.

      Authorisation of Transaction. The Seller has at the date hereof and at Closing Date full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by the Seller of this Agreement and the consummation by it of the transactions contemplated hereby have been duly and validly authorised by the Seller's Board of Directors and by all other necessary corporate action, and all necessary corporate authority and approvals have been obtained by the Seller for such authorisation. This Agreement has been duly executed and delivered by the Seller and, assuming due execution and delivery by the Buyer, constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganisation, moratorium and other similar laws affecting creditors' rights generally and to principles of equity.

      Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will at the date hereof and at Closing Date, to the knowledge of the
      Seller:

(a) conflict with or result in any breach or violation of any provision of the articles of association or any other governing document of the Seller;

(b) violate any constitution, statute, regulation, rule, injunction, judgement, order, decree, ruling, charge or other restriction of any governmental authority to which the Seller is subject (other than the governmental approvals referred to in section 4.2.1 and section 4.2.2 of the Agreement), or

(c) in any material way conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, any agreement, contract, lease, licence, instrument or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject which would prevent the Parties from consummating the transactions contemplated by this Agreement.

      Brokers' Fees. Neither the Seller nor any of its affiliates (other than the Company) nor any of their respective directors or employees has at the date hereof and at Closing Date employed any broker or finder or incurred any liability for any brokerage fees,

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                                 APPENDIX 1 TO SHARE SALE AND PURCHASE AGREEMENT

      commissions or finder's fees in connection with the transactions contemplated by this Agreement for which the Buyer or the Company could become liable or obligated (with the exception of the fees payable to Lambert Energy Advisory and others in connection with the marketing of the Shares).

      Title to Shares. The Seller holds and owns beneficially at the date hereof and at the Closing Date the Shares, representing approximately 76.66 % (approximately 75.88 % following the exercise of the employee stock options to acquire 55,000 shares of the Company) of the issued share capital of the Company, free and clear of any restrictions on transfer (other than any restrictions under applicable securities or other laws), encumbrances, liens, pledges, charges, security interests, options, warrants, purchase rights, rights of first refusal, contracts, commitments, claims and demands (other than under paragraph 7 of the Company's articles of association). The shareholders of the Company have agreed in the Conditional Agreement that they are not entitled to exercise their pre-emptive rights according to the articles of association of the Company regarding any purchase and sale of shares of the Company as described in the Conditional Agreement.

1.6 Option agreement. The optionholders regarding the options to acquire 448,627 shares of the Company pursuant to an option agreement dated 27 December 2002 (as amended) between the Company and certain shareholders of the Company, have agreed with the Company that the option may only be exercised if the offer made by the Buyer on 30 September 2004 (as such offer may be amended from time to time) for shares of the Company is revoked, not accepted or expires, or the contemplated transaction with the Buyer is otherwise terminated.

PART 2 WARRANTIES REGARDING THE COMPANY

2.1 Organisation. Each of the Company and OER Energy AS (the "Subsidiary") is at the date hereof and at the Closing Date a corporation duly organised and validly existing under the laws of Norway.

2.2   Capitalisation. At the date hereof and at the Closing Date;

(a) All of the issued and outstanding shares of the Company and, to the knowledge of the Seller, the Subsidiary have been duly authorised, are validly issued and fully paid, and the Company does not have any right to call for additional capital contributions in respect of the Shares. All of the Shares are held and owned by the Seller.

(b) To the knowledge of the Seller, other than the options to acquire 55,000 shares and the option to acquire 448,627 shares and the NOK 30 million convertible loan to the Seller, there are no outstanding or authorised options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require the Company to issue, sell or otherwise cause to become outstanding any of its share capital.

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                                 APPENDIX 1 TO SHARE SALE AND PURCHASE AGREEMENT

(c) There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the Shares to which the Seller is a party.

2.3 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will at the date hereof and at the Closing Date to the knowledge of the
      Seller:

(a) conflict with or result in any breach or violation of any provision of the articles of association or any other governing document of the Company or the Subsidiary;

(b) violate any constitution, statute, regulation, rule, injunction, judgement, order, decree, ruling, charge or other restriction of any governmental authority to which the Company or the Subsidiary is subject (other than the governmental approvals referred to in section 4.2.1 and section 4.2.2 of the Agreement);

(c) create or impose any encumbrance or lien on the assets of the Company, or the Subsidiary, other than any encumbrances or liens arising in connection with the Buyer's financing of the transactions contemplated by this Agreement;

(d) in any material way conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, any agreement, contract, lease, licence, instrument or other arrangement to which the Company, or the Subsidiary, is a party or by which it is bound or to which any of its assets are subject, which would prevent the Parties from consummating the transactions contemplated by this Agreement.

2.4 Brokers' Fees. To the knowledge of the Seller, neither the Company, nor the Subsidiary nor any of their respective officers, directors or employees has at the date hereof and at Closing Date employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement for which the Buyer or the Company or the Subsidiary could become liable or obligated, with the exception of the fees payable to Lambert Energy Advisory and others in connection with the marketing of the Shares.

2.5 Financial Statements. The audited balance sheet and statement of income as of and for the fiscal year ended 2003 for the Company and the Subsidiary have been prepared in accordance with generally accepted accounting standards, principles, practices, laws and regulations applicable and accepted in Norway, such standards having been applied on a consistent basis throughout the period covered thereby.

2.6 Interim Financial Statements. The balance sheet and statement of income for the Company and the Subsidiary as of the six months ended 30 June 2004 have not been audited, but have been subjected to a limited review by the auditor of the Company and the Subsidiary, and have been prepared on a consistent basis in compliance with respectively the Company's or the Subsidiary's procedures for the preparations of such financial statements.

2.7 Litigation. To the knowledge of the Seller, there are no actions, suits, proceedings, hearings or investigations pending or threatened against the Company or the Subsidiary in any court or before any governmental authority, or before any arbitrator, and there is no

                                      3/6

                                 APPENDIX 1 TO SHARE SALE AND PURCHASE AGREEMENT

      bankruptcy, reorganisation or arrangement proceedings pending or threatened against the Company or the Subsidiary.

2.8 Subsidiaries. At the date hereof and at the Closing Date, the Company has the following subsidiary: the Subsidiary (which is in the process of being merged into the Company). At the date hereof and on the Closing Date, the Subsidiary has no subsidiaries.

2.9 Loans to the Seller. To the knowledge of the Seller, at the Closing Date there will be no further material outstanding liabilities or material obligations of any kind owed by the Company or the Subsidiary to the Seller or any affiliate of the Seller.

2.10 Absence of Certain Changes or Events. To the knowledge of the Seller and since 1 July 2004 and, subject to the covenants of the Seller under
      Article 6, to the Closing Date:

(a) neither the Company nor the Subsidiary has sold, leased, transferred or assigned any material assets having a value in excess of NOK 500,000 other than as a participant in the Licence Interests, or otherwise in the ordinary course of business;

(b) neither the Company nor the Subsidiary has entered into a material agreement, contract, lease or licence in which the Company or the Subsidiary has agreed to assume or incur a liability or obligation or expense in an amount in excess of NOK 500,000, other than (i) as a participant in the Licence Interests, (ii) agreements for the sale of hydrocarbon products or (iii) in the ordinary course of business.

2.11 Tax. To the knowledge of the Seller and in respect of the Company from the date which is two years prior the Agreement Date until the Closing Date, and in respect of the Subsidiary from the date of the completion of the acquisition by the Company of the Subsidiary until the Closing Date;

(a) All returns and reports of or with respect to any material tax which are required to be filed by or with respect to the Company or the Subsidiary have been timely filed and all material taxes which are shown to be due on such tax returns have been paid in full.

(b)   All material taxes due for payment have been paid.

(c) No material assessment, deficiency or adjustment has been asserted in writing by any governmental authority with respect to any tax return of the Company or the Subsidiary.

PART 3 WARRANTIES REGARDING THE LICENCE INTERESTS

3.1 Licence Interests. To the knowledge of the Seller, at the date hereof and at Closing Date, the Company is the legal and beneficial owner of the Licence Interests with all property rights and interests attributable thereto under the relevant documents materially affecting the Licence Interests. To the knowledge of the Seller, none of the Licence Interests is subject to any registered mortgage, charge, lien, pledge or other encumbrance whatsoever and the Company is not a party to any agreement or commitment other than under the documents materially affecting the Licence Interests, to create the same.

                                      4/6

                                 APPENDIX 1 TO SHARE SALE AND PURCHASE AGREEMENT

3.2 Licence Interests Documents. To the knowledge of the Seller, the documents materially affecting the Licence Interests and all the Company's rights, benefits and interests under or deriving therefrom are in full force and effect and the Company is not in breach of or default under any such documents in any material and subsisting respect, and to the knowledge of the Seller, no other party to any of such documents is in any material and subsisting breach of or in default of any of them.

      To the knowledge of the Seller, the documents materially affecting the Licence Interests are the only material documents constituting the title to the interest of the Company in the Licence Interests and such title of the Company is not subject to any other material obligation or restriction in relation thereto other than as specifically set out in the documents materially affecting the Licence Interests and other than as provided by applicable law.

3.3 Withdrawal or Assignment. To the knowledge of the Seller, the Company has not given to or received from any other party thereto any notice of withdrawal or assignment from any of the Licence Interests.

3.4 Disputes and Litigation. To the knowledge of the Seller, at the date hereof and at the Closing Date, there are no actions, suits, proceedings, hearings or investigations pending or, to the knowledge of the Seller, threatened in relation to the Licence Interests in any court or before any governmental authority, or before any arbitrator.

3.5 Compliance with Laws. To the knowledge of the Seller, the Company is in substantial compliance with all applicable laws (including rules, regulations, codes, plans, injunctions, judgements, orders, decrees and rulings of any governmental authority) having a material effect on the Licence Interests. To the knowledge of the Seller, no action, suit, proceeding, hearing, investigation, charge, complaint, demand or notice has been filed or commenced or is threatened against the Company alleging any failure to so comply.

3.6   Environmental. To the knowledge of the Seller;

(a) the Company is in substantial compliance with applicable legislation, decrees or orders issued by any governmental authority in respect of environmental matters ("Environmental Laws") relating to the Licence Interests;

(b) the Company is not subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding of any governmental authority under any Environmental Law in relation to the Licence Interests;

(c) the Company is in substantial compliance with the terms and conditions of all material permits, licences, or similar authorisations, if any, required to be obtained or filed under any Environmental Law that have been obtained with respect to the Licence Interests;

(d) the Company has not within the past twelve months received any written request for information, written notice, demand letter, written administrative inquiry, or formal or informal written complaint or written claim or suit from any governmental authority with respect to any material violation of Environmental Laws relating to the Licence Interests.

                                      5/6

                                 APPENDIX 1 TO SHARE SALE AND PURCHASE AGREEMENT

3.7 Permits. To the knowledge of the Seller, the Company is in substantial compliance with the terms and conditions of all permits that have been obtained with respect to the Licence Interests.

3.8 Insurance. To the knowledge of the Seller, the Company, or its affiliates, maintain insurance in relation to the Licence Interests with insurance companies or associations or otherwise in such amounts, and on such terms and covering such risks, as deemed adequate by the Company. To the knowledge of the Seller, the Company is not in material breach or material default, and no event has occurred which with notice or lapse of time would constitute a material breach or material default by the Company, of its insurance policies; to the knowledge of the Seller, no person other than the Company is in material breach or material default, of such insurance policy.

                                   xxx END xxx

                                      6/6

                                 Appendix 2 to Share Sale and Purchase Agreement

                                   APPENDIX 2
                                LICENCE INTERESTS

BRAGE
BRAGE UNIT    4.4424%

OF WHICH:

                                                                                    PERCENTAGE
PRODUCTION LICENCE           BLOCK                      NAME OF FIELD                INTEREST
------------------           -----                      -------------               ----------
PL 053B                      30/6                           Brage                   20.600000
Pl  055                      31/4                           Brage                    3.200000
PL 055B                      31/4                           Brage                    3.200000
PL  185                      31/7                           Brage                    3.200000
PL  291                      31/4                           Brage                    4.442400

NJORD
NJORD UNIT    2.5%

OF WHICH:

                                                                                    PERCENTAGE
PRODUCTION LICENCE           BLOCK                      NAME OF FIELD                INTEREST
------------------           -----                      -------------               ----------
PL 107                       6407/7                     Njord                       2.500000
PL 132                       6407/10                    Njord                       2.500000

AGAT 49%

                                                                                    PERCENTAGE
PRODUCTION LICENCE           BLOCK                      NAME OF FIELD                INTEREST
------------------           -----                      -------------               ----------
PL  270                      35/3                       Agat                        49.000000

Translation from Norwegian electronic document                    Appendix No. 3

OER oil AS, Org. No. 934 651 758                                     CORRECTED
                                                                   2 AUGUST 2004

Loss and uplift to be  carried forward

                                                                                         28% basis                50% basis
                                                                                         ---------                ---------
LOSS TO BE CARRIED FORWARD 1 JANUARY 2002                                                         -                        -
+ Loss taken over from OER Energy AS                                                    135 492 255              138 108 225
 + Accumulated interest                                                                   6 125 828                6 259 243
- profit prior to 2002                                                            -      15 377 977       -       15 377 977
                                                                                        -----------              -----------
TOTAL LOSS CARRIED FORWARD 1 JANUARY 2002                                               126 240 106              128 989 491
                                                                                        -----------              -----------
+ Loss from OER Energy AS for 2003                                                       28 830 000               28 830 000
                                                                                        -----------              -----------
TOTAL LOSS BEFORE APPLICATION 2003                                                      155 070 106              157 819 491
                                                                                        -----------              -----------
CALCULATION OF LOSS TO BE CARRIED FORWARD 28%
TOTAL LOSS BEFORE APPLICATION 2003                                                      155 070 106
- Loss employed, 28% income                                                       -      86 951 267
= Loss to be carried forward 28%                                                         68 118 839
+ Interests 3.1%                                                                          2 111 684
                                                                                        -----------
= LOSS TO BE CARRIED FORWARD 28% INCL. INTEREST                                          70 230 523
                                                                                        -----------
CALCULATION OF LOSS TO BE CARRIED FORWARD 50%
TOTAL LOSS BEFORE APPLICATION 2003                                                      157 819 491
- Loss employed, 50% income                                                       -      86 951 267
= Loss to be carried forward 50%                                                         70 868 224
+ Interests 3.1%                                                                          2 196 915
                                                                                        -----------
= LOSS TO BE CARRIED FORWARD 50% INCL. INTEREST                                          73 065 139
                                                                                        -----------
CALCULATION OF UPLIFT TO BE CARRIED FORWARD 50%
UPLIFT CARRIED FORWARD 1 JANUARY 2003                                                             -
- Earnings for the year                                                           -       1 795 531
= Uplift to be carried forward 31 December 2003 prior to interest                 -       1 795 531
+ Interest 3.1%                                                                   -          55 661
                                                                                        -----------
= LOSS TO BE CARRIED FORWARD 50% INCL INTEREST                                    -       1 851 192
                                                                                        -----------

Translation from Norwegian electronic document

OER oil AS
Org. no 934 651 758

Field depreciation        Total

                           2002            2003         2004    2005    2006   2007   2008    2009    2010       Total
                        ----------      ----------      ----    ----    ----   ----   ----    ----    ----    ----------
Investments             12 384 515      23 526 097        -       -       -      -      -       -       -     35 910 612
- disposal                       -               -        -       -       -      -      -       -       -
                        ----------      ----------                                                            ----------
Basis                   12 384 515      23 526 097        -       -       -      -      -       -       -     35 910 612
                        ----------      ----------                                                            ----------
Max per year             2 064 086       3 921 016        -       -       -      -      -       -       -      5 985 102
                        ----------      ----------                                                            ----------
Depreciation
2002                     2 064 086               -        -       -       -      -      -       -       -      2 064 086
2003                     2 064 086       3 921 016        -       -       -      -      -       -       -      5 985 102
2004                             -               -        -       -       -      -      -       -       -
2005                             -               -        -       -       -      -      -       -       -
2006                             -               -        -       -       -      -      -       -       -
2007                             -               -
                        ----------      ----------                                                            ----------
Total depreciation       4 128 172       3 921 016        -       -       -      -      -       -       -      8 049 188
                        ----------      ----------                                                            ----------
Residual value           8 256 343      19 605 081        -       -       -      -      -       -       -     27 861 424
                        ----------      ----------                                                            ----------

Translation from Norwegian electronic document

OER OIL AS                  YEAR 2003

UPLIFT

                                                                                       EARNINGS
YEAR                                               BASIS              30% UPLIFT     FOR THE YEAR              FUTURE
----                                               -----              ----------     ------------              ------
2002                                             12 384 515            3 715 355        619 226              2 476 903
2003                                             23 526 097            7 057 829      1 176 305              5 881 524
2004                                                      -                    -              -
2005                                                      -                    -              -
2006                                                      -                    -              -
2007                                                      -                    -              -
                                                 ----------           ----------      ---------              ---------
Total                                            35 910 612           10 773 184      1 795 531              8 358 427
                                                 ----------           ----------      ---------              ---------
To be carried forward IB
APPLIED                                                                                       -
TO BE CARRIED FORWARD                                                                 1 795 531
+ Added interest                                                            3.10%        55 661
Uplift carried forward inc. interest                                                  1 851 192